February 8, 2005

CANADA ENERCO CORP.

17 Didrickson Drive

Toronto, Ontario

Canada M2P 1J7

Attention:  Tom Drivas

Dear Sirs,

Re:  Option Agreement - Elliott Lake Uranium Property

This letter agreement (the “Agreement”) sets forth the terms and conditions under which Quincy Gold Corp. (“Quincy”, “we” or “us”) has been granted an option (the “Option”) by Canada Enerco Corp. (“Canada Enerco” or “you”) to acquire up to a 60% interest in the ten mineral claims located in Buckles Township, Sault Ste. Marie Mining Division, Ontario more particularly described in Schedule “A” attached hereto (collectively the “Property”).

Binding Agreement

1.

While this Agreement is binding, both of us agree to use our best efforts to formalize the terms hereof into a formal option agreement (the “Option Agreement”) containing industry standard representations, warranties and covenants as are customary in Canada within three weeks of the date hereof.

Condition Precedent

2.

Our obligations hereunder are subject to verification of your title to the Claims.

Option Consideration

3.

In consideration for the grant of the Option, we agree to pay to you $50,000 immediately following the execution hereof by you and issue to you 200,000 fully paid and non-assessable shares of our common stock within seven (7) business days of the approval of the Option Agreement by the TSX Venture Exchange .

Registration Rights

4.

We agree to use our best efforts to register the resale of the 200,000 shares of our common stock issued pursuant to section 3 above with the United States Securities and Exchange Commission by amending our SB-2 registration statement filed with the Securities and Exchange Commission on January 26, 2005.

This is Schedule “A” to the Letter Agreement between Quincy Gold Corp. and Canada Enerco Corp. dated February 8, 2005.

Exercise of Option

5.

In order to exercise the Option, we will be required to incur non-cumulative exploration and development expenditures and pay to you cash and shares of our common stock as follows:

Date	Exploration and Development Expenditures
September 1, 2006	$100,000
September 1, 2007	$250,000
September 1, 2008	$500,000
September 1, 2009	$1,000,000

Date	Cash	Shares
One Year from the date of this Agreement	$50,000	100,000
Two Years from the date of this Agreement	$50,000	100,000
Three Years from the date of this Agreement	$50,000	100,000
Four Years from the date of this Agreement	$50,000	100,000

6.

The initial exploration and development expenditure of $100,000 and the initial two cash and share payments of $50,000 and 100,000 shares each are firm commitments by us.  Subject to section 7 hereof, all other exploration expenditures, cash payments and share issuances are optional and the failure by us to make same in the required time period will result in termination of the Option.  In the event that we terminate the Option we will leave the claims in good standing for a period of twelve months.

Interests Acquired

7.

In the event that we incur cumulative exploration expenditures of $850,000 by September 1, 2008 as well as make the cash payments and share issuances required by that date, we will be deemed to have acquired a 50% interest in the Property and will have the right to exercise the Option to acquire that interest.  In the event that we incur cumulative exploration expenditures of $1,850,000 by September 1, 2009 as well as make the cash payments and share issuances required by that date, we will be deemed to have acquired a 60% interest in the Property and the Option to acquire that interest will be deemed to be exercised by us.

Joint Venture

8.

Upon either (i) the acquisition by us of a 50% interest in the Property and notification to you that we are exercising the Option to acquire that interest, or (ii) the acquisition by us of a 60% interest in the Property, we will be deemed to have entered into a joint venture in respect of the Property.  We shall be the initial operator of the joint venture.  The terms of the joint venture will be set forth in a formal joint venture agreement to be attached as a schedule to the Option Agreement.

Additional Interest

9.

Upon the exercise or deemed exercise of the Option pursuant to section 8 above and for a period of 180 days thereafter we will have the right to increase our interest in the Property by an additional 15% by agreeing to fund 100% of the costs to complete a bankable feasibility study on the Property within three years.

Exploration and Development Expenditures

10.

Exploration and development expenditures will include all expenses, obligations and liabilities spent or incurred directly in connection with the exploration and development of the Properties, and will include costs incurred in maintaining the Properties in good standing as well as development expenditures on account of administrative or overhead expenses of 5% of the exploration and development expenses incurred directly on the Properties.

Access to Information

11.

Forthwith upon execution of this agreement by you, you will provide us with access to all of the data in your possession in respect of the Property.

Applicable Law; TSX Approval

12.

This Agreement is and the Option Agreement will be subject to the laws of the Province of Ontario.  This Agreement is subject to the approval of the TSX Venture Exchange.

Miscellaneous

13.

This Agreement constitutes the entire agreement between us with respect to the subject matter hereof.  Is shall not be modified except by a written agreement dated subsequent to the date of this Agreement and signed by both parties.  The parties agree to do such further acts and things as may be necessary to give effect to the foregoing.  This Agreement may be signed in one or more counterparts which shall together comprise one and the same document.  This Agreement may also be delivered by facsimile which delivery shall be deemed to be valid and sufficient.  Unless otherwise stated, all currency references herein are to Canadian dollars.

Legal Advice

14.

We have obtained legal advice concerning this Agreement and request that you obtain independent legal advice with respect to this Agreement before executing same.  You hereby represent and warrant to us that you have been advised to obtain independent legal advice, and that prior to the execution of this Agreement you have obtained independent legal advice or have, in your discretion, knowingly and willingly elected not to do so.

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to us the enclosed duplicate copy of this Agreement.

Yours very truly,

QUINCY GOLD CORP.

“Daniel T. Farrell”

Daniel T. Farrell, President

Accepted and Agreed to as of

the 10th day of February, 2005 by:

CANADA ENERCO CORP.

Per:     “Tom Drivas”

Tom Drivas